Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on June 22, 2022

BETWEEN:

DIRTT ENVIRONMENTAL SOLUTIONS, INC.

(the “Company”)

- and -

Benjamin N. Urban

(the “Executive”)

RECITALS:

A.
The Company wishes to employ the Executive pursuant to this Employment Agreement.
B.
The Executive wishes to accept employment with the Company under this Agreement.
C.
The parties agree that their employment relationship will be governed by the terms and conditions of this Agreement, commencing the Effective Date.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Executive agree as follows:

1.
Definitions

In this Agreement,

(a)
“Accrued Entitlements” has the meaning set out in Section 9(a)(iv).

(b)
“Affiliate” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (i) in the case of a company, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein. For the avoidance of doubt, with respect to the Company, the term Affiliate includes the Parent.

(c)
“Agreement” means this Employment Agreement, as may be amended or supplemented from time to time as provided for herein.

(d)
“Board” means the Board of Directors of the Parent.

(e)
“Bonus” has the meaning set out in Section 5(c).

(f)
“Business” means the business of designing, manufacturing and installing prefabricated interiors in commercial and residential buildings, and includes, for greater certainty and without limitation: (i) the following products which can be integrated with interior wall solutions: (A) pre-fabricated modular network data cable distribution, (B) pre-fabricated and electrical power cable distribution, (C) pre-fabricated modular case goods, and (D) pre- fabricated low-profile flooring; (ii) the development and sale or license to third parties of 3D computer aided design software for the design, construction and maintenance of buildings and the design, construction, modification and furnishing of building interiors; and (iii) such other business as the Company or any of its Affiliates becomes engaged in during the Term that is related in a material way to the duties and responsibilities of the Executive.

(g)
“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Company and its Affiliates, whether oral or in writing, or presented visually or electronically, and includes business and technical information, marketing and business plans, strategies, research and development materials and matters, databases, specifications, formulations, tooling, prototypes, sketches, models, drawings, specifications, procurement requirements, engineering information, samples, computer software (source and object codes), forecasts, identity of or details about actual or potential customers or projects, techniques, inventions, discoveries, know-how, and trade secrets. Notwithstanding the foregoing, Confidential Information does not include any information:

(i)
that becomes publicly available through no fault or breach of this Agreement by the Executive; or

(ii)
that the Executive possesses prior to the date on which the Executive first became employed or engaged by the Company or any of its Affiliates and that the Executive obtained from a source other than the Company or any of its Affiliates.

(h)
“Distribution Partner” means a Person engaged in the sale of products or services produced or distributed by the Company or any of its Affiliates.

(i)
“Good Reason” means:

(i)
a material diminution in the Executive’s Salary or authority, duties and responsibilities with the Company, the Parent and any of the Parent’s other direct or indirect subsidiaries; provided, however, that if the Executive is serving as an officer or member of the board of directors (or similar governing body) of the Parent, the Company or any of their Affiliates, in no event shall the removal of the Executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason;

(ii)
a material breach by the Company of any of its obligations under this Agreement; or

(iii)
subject to section 3(c), the relocation of the geographic location of the Executive’s principal place of employment by more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Effective Date; provided, however, that travel in the course of Executive’s employment (including to other locations of the Company and Parent in the United States and Canada) shall not be considered to be a Good Reason event under this Section 1(i)(iii).

Notwithstanding the foregoing provisions of this Section 1(i) or any other provision of this Agreement to the contrary, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 1(i)(i), (ii) or (iii) giving rise to the Executive’s termination of employment must have arisen without the Executive’s consent; (B) the Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of the Executive’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice.

(j)
“Just Cause” means any gross negligence, willful misconduct or breach of fiduciary duty by the Executive in relation to the performance of the Executive’s duties under this Agreement, any material neglect by the Executive of her duties under this Agreement, or any of the following:

(i)
fraud, misappropriation, embezzlement or malfeasance on the part of the Executive with respect to the property, interests or funds of the Company or its Affiliates;

(ii)
any misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(iii)
the breach by the Executive of any policy of the Company or its Affiliates or the breach by the Executive of any policy or law relating to non-discrimination, non- retaliation or anti-harassment (including sexual harassment);

(iv)
the breach by the Executive of her obligations under any noncompetition, non- solicitation, confidentiality or company property covenants under this Agreement; or

(v)
the Executive’s conviction for a felony or indictable offense or any other crime involving fraud or moral turpitude, or a plea of no contest with regard to any of the same.

(k)
“Materials” has the meaning set out in Section 14(a).

(l)
“Parent” means DIRTT Environmental Solutions Ltd.

(m)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(n)
“Restricted Period” means twelve (12) months from the Termination Date, plus one (1) month per completed year of service from the Effective Date, to a maximum of eighteen (18) months.

(o)
“Restricted Territory” means: Canada, the United States of America and any other countries as the Company or any of its Affiliates develop business interests during the Term, and which the Company advises the Executive in writing within twenty (20) days following the Termination Date are part of the Restricted Territory.

(p)
“Salary” has the meaning set out in Section 5(a).

(q)
“Severance Period” means twelve (12) months from the Termination Date, plus one month per completed year of service from the Effective Date, to a maximum of eighteen (18) months.

(r)
“Term” has the meaning set out in Section 4.

(s)
“Termination Date” has the meaning set out in Section 8(b).

2.
Employment of the Executive and Position

Commencing on June 27, 2022 (the “Effective Date”), the Executive shall hold the position of Chief Executive Officer and shall report directly to the Board. As Chief Executive Officer of the Company, the Executive shall perform those duties set forth in any applicable position description adopted and amended by the Company from time to time, and such other duties as the Executive shall reasonably be directed to perform by the Company from time to time in respect of the business and operations of the Company, the Parent and their Affiliates.

3.
Performance of Duties

(a)
During the Term, the Executive shall devote his full working time and attention to the performance of his duties on behalf of the Company and its Affiliates, shall faithfully, honestly and diligently serve the Company and its Affiliates and shall use his best efforts and skill to promote the best interests of the Company and its Affiliates at all times. Notwithstanding the foregoing, the Executive may devote a reasonable amount of time during non-business hours to charitable organizations and boards, provided that such participation does not adversely impact the performance of his/her duties hereunder or breach any of the other terms of this Agreement or any other obligation that the Executive owes the Company or any of its Affiliates.

(b)
In performing his duties under this Agreement, the Executive shall comply with any written policies, procedures or rules established by the Company or Parent from time to time, as may be amended by the Company or Parent at their discretion.

(c)
The Executive’s principal place of employment as of the Effective Date shall be the Company’s offices in Plano, Texas; provided, however, the Executive will be required to relocate to the Company’s offices in Calgary, Alberta no later than September 1, 2022 and such relocation will not constitute a Good Reason event under Section 1(i)(iii). The Executive also acknowledges and agrees that business travel will be required in the course of performing his duties. Parent will assist the Executive with obtaining a Canadian work permit to enable Executive to relocate to the Company’s offices in Calgary, Alberta, and upon obtaining such work permit, the Executive and Parent will enter into an amended and restated Employment Agreement with such changes as are necessary to give effect to such relocation.

4.
Employment Period

The Executive shall be employed by the Company hereunder commencing on the Effective Date, and the Executive’s employment hereunder will terminate upon the Termination Date (as defined below). The period that the Executive is employed hereunder is referred to as the “Term”.

5.
Remuneration

(a)
Base Salary. For the Executive’s services under this Agreement, during the Term, the Company shall pay the Executive an annualized base salary of Three Hundred Seventy- five Thousand Dollars ($375,000), less required deductions and applicable withholdings (the “Salary”).

(b)
Benefits. During the Term, the Executive shall be eligible to participate in the benefit plans made available by the Company to its similarly situated employees from time to time in accordance with, and subject to, the terms and conditions of such plans as may be amended by the Company at its discretion from time to time. The Company shall not, by reason of this Section 5(b), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, so long as such changes are similarly applicable to any similarly situated Company employees generally.

(c)
Bonus. During the Term, the Executive will be eligible to participate in the Parent’s Variable Pay Plan (“VPP”), as amended from time to time and in accordance with and subject to the terms and conditions thereof and as set out therein. The Executive’s annual target bonus opportunity (the “Bonus”) will be as established by the Board from time to time. For the 2022 calendar year, Executive will not participate in the VPP, but instead will be eligible for a special Bonus with a target payout of 300% of Executive’s prorated 2022 annual Salary (the “2022 Bonus Opportunity”). The amount of the Executive’s payment under either the VPP or the 2022 Bonus Opportunity, if any, in respect of a calendar year shall be dependent upon, calculated in reference to, and paid in accordance with, the achievement of applicable performance objectives as set out and evaluated by the Board in its sole discretion.

(d)
Equity-Based Incentive Compensation. The Executive will be eligible to receive grants of equity-based incentives under the Company's 2020 Long Term Incentive Plan or other equity-based incentive arrangements, each as amended from time to time and in accordance with and subject to the terms thereof, provided, however, that Executive shall not be entitled to any equity-based incentives for the 2022 calendar year. The amount and type of the equity-based incentives for any year will be determined by the Board and may change from year to year.

6.
Expenses

(a)
General. The Company shall pay or reimburse the Executive for all reasonable travel and other out-of-pocket expenses incurred or paid by the Executive in the performance of his duties hereunder.

(b)
Relocation Expenses. The Company shall pay or reimburse the Executive for all reasonable, standard and customary moving expenses incurred between the Effective Date and December 31, 2022, up to a maximum of $15,000, and Executive shall be entitled to an additional $2,500 for use towards his relocation (together, the “Relocation Payment”). If any portion of the Relocation Payment provided to or for the benefit of the Executive results in taxable income to the Executive, the Company shall provide the Executive with an amount equal to any income and other taxes payable by the Executive upon the provision of such Relocation Payment (and an additional amount equal to any taxes imposed on such tax gross-up amount), such that the Executive shall not incur any tax costs with respect to such Relocation Payment.

(c)
Tax Preparation Expenses. The Company shall reimburse the Executive for reasonable and necessary legal and/or accounting fees incurred in the preparation of the Executive’s income tax returns, up to a maximum of $5,000 per year.

The payment or reimbursement of expenses in this Section 6 shall be made upon the presentation of expense statements or other supporting documentation as the Company may reasonably require, in accordance with any expense reimburse policies implemented by the Company from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). In no event shall any reimbursement be made to the Executive for any expenses incurred after the date of the Executive’s termination of employment with the Company.

7.
Vacation

As of the Effective Date, the Executive shall be eligible for vacation with pay of up to four (4) weeks per complete calendar year (pro-rated for partial calendar years) that the Executive is employed hereunder. Vacation eligibility will be increased by 1 (one) week per year for every five (5) completed years of the Executive’s service from the Effective Date, to a maximum of up to six (6) weeks per complete calendar year. Vacation shall accrue and be taken in accordance with Company vacation policies as in effect from time to time. The Executive may carry forward a maximum of ten (10) vacation days from one year to the next. Any vacation carried over must be used in the first quarter of the following calendar year.

8.
Termination

(a)
Notice. The Executive’s employment hereunder:

(i)
may be terminated by the Company at any time for Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 10 of this Agreement;

(ii)
will terminate automatically upon the death of the Executive;

(iii)
may be terminated by the Company at any time without Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 9 of this Agreement;

(iv)
may be terminated by the Executive for Good Reason; or

(v)
may be terminated by resignation of the Executive without Good Reason upon providing one (1) month’s prior written notice to the Company; provided, however, that if the Executive has provided notice to the Company of the Executive’s termination of employment without Good Reason, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for the Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 8(a)(iii)).

(b)
Effective Date of Termination. The effective date on which the Executive’s employment hereunder is terminated (the “Termination Date”) shall be:

(i)
in the case of termination under Section 8(a)(i) or Section 8(a)(iii), the day specified by the Company in writing;

(ii)
in the case of termination under Section 8(a)(ii), the date of death; or

(iii)
in the case of termination under Section 8(a)(iv), the last day of the applicable notice period referred to in Section 1(i); or

(iv)
in the case of termination under Section 8(a)(v), the last day of the applicable notice period referred to therein (unless an earlier date is designated by the Company pursuant to Section 8(a)(v)).

(c)
Return of Property, etc. On the Termination Date, the Executive shall (i) be deemed to have automatically resigned from all offices and directorships held by the Executive with the Company and its Affiliates and agrees to execute, immediately upon request, any such written resignations or other documentation as may be requested by the Company with respect thereto, (ii) deliver to the Company (and not retain any copies of) all Materials in the Executive’s possession or under the Executive’s control, and (iii) deliver to the Company any keys, access cards, business cards, credit and charge cards, computer, cell phone or other property or device issued or provided to him by or on behalf of the Company or any Affiliate.

9.
Rights on Termination (without Just Cause or for Good Reason)

Upon termination of the Executive’s employment by the Company without Just Cause or by the Executive for Good Reason, the following provisions shall apply:

(a)
the Executive shall receive from the Company:

(i)
payment of the Executive’s accrued but unpaid Salary up to the Termination Date;

(ii)
reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(iii)
provision of all benefits up to the Termination Date in accordance with Section 5(b);

(iv)
payment of the Executive’s accrued but unused vacation entitlement existing as of the Termination Date (subsections (i) through (iv) are hereinafter referred to as the “Accrued Entitlements”);

(v)
subject to the final sentence of Section 5(c), and Sections 9(b), and (d), payment of the Bonus earned (if any) for the year in which the termination occurs, pro-rata from the start of that Bonus year to the Termination Date, based on actual performance during the entire Bonus year, as determined by the Company following the Bonus year and payable to the Executive in accordance with Section 5(c) following completion of the Bonus year (the “Accrued Bonus Payment”);

(vi)
subject to Sections 9(b), (c), and (d), the continued payment of Salary during the Severance Period (such payment, the “Severance Payment”), in accordance with the Company’s ordinary payroll practices;

(vii)
any equity-based incentive compensation awards held by the Executive shall be dealt with in accordance with the applicable plan terms then in effect; and

(viii)
subject to Section 9(b), and (d), for the portion, if any, of the Severance Period that the Executive elects to continue coverage for the Executive and the Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Executive submits to the Company documentation of the applicable premium payment having been paid by the Executive, which documentation shall be submitted by the Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. The Executive shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Severance Period; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its Affiliates, then the Company and the Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company or such other Affiliate.

(b)
The Accrued Bonus Payment (if any), the Severance Payment and the COBRA Benefit are subject to and conditioned upon the Executive: (i) executing, on or before the time provided by the Company to do so (which shall not be less than ten (10) days), and not revoking within any time provided by the Company to do so, a release of all claims in favor of, and in a form acceptable to the Company.

(c)
To the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Executive in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (ii) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 9(c) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.

10.
Rights on Termination for Just Cause or Resignation without Good Reason

Upon resignation by the Executive other than for Good Reason or termination by the Company for Just Cause, the Executive shall be entitled only to the Accrued Entitlements.

11.
Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it), within the Restricted Territory, be engaged or participate, either directly or indirectly in any manner including as an officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in any business or enterprise that competes with or is intending to compete with the Business of the Company or any of its Affiliates. Notwithstanding the foregoing, the Executive shall be permitted to own (as a passive investment) not more than two percent (2%) of the issued shares of a Company (including unexercised options or similar rights to acquire shares at a later date), the shares of which are listed on a recognized stock exchange or traded in the over the counter market, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

12.
Non-Solicitation and No Hire

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it):

(a)
solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Company or any of its Affiliates about whom or which the

Executive obtains Confidential Information or for whom or which the Executive has responsibility as at the Termination Date, or at any time during the twelve (12) months prior to the Termination Date, to become a customer of any business or enterprise that competes with the Company or any of its Affiliates for any Business, or to limit or cease doing any Business with the Company or its Affiliate; or

(b)
solicit or entice, or attempt to solicit or entice, or hire, either directly or indirectly, any employee or Distribution Partner of the Company or an Affiliate as at the Termination Date, or during the twelve (12) months prior to the Termination Date, to become employed or engaged by any business or enterprise that competes with the Company or any of its Affiliate for any Business, or solicit or entice such employee or Distribution Partner to limit or cease their employment or engagement with the Company or any of its Affiliate.

13.
Confidentiality

In the course of the Executive’s employment hereunder, the Company will provide the Executive with (and the Executive will have access to) Confidential Information. The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)
the Confidential Information is disclosed in the course of performing the Executive’s duties on behalf of the Company or any of its Affiliates;

(b)
the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)
the Confidential Information was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Company or any of its Affiliates; or

(d)
disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority, or by court order.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Executive from lawfully

(i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and

(2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Executive has engaged in any such conduct.

14.
Proprietary and Moral Rights

(a)
Proprietary Rights. The Executive recognizes the Company’s and its Affiliates’ proprietary rights in the tangible and intangible property of the Company and its Affiliates and acknowledges that the Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Company or its Affiliates or any of their respective predecessors, successors, affiliates or related companies. Accordingly, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, and any other intellectual property created, developed, made or conceived by the Executive either alone or in conjunction with others: (i) in connection with the Executive’s duties or responsibilities under this Agreement; and/or (ii) resulting from the use of any information, equipment, materials or premises owned, leased, or contracted for by the Company or any of its Affiliates (collectively, the “Materials”) shall be the sole and exclusive property of the Company and its Affiliates (as applicable).

(b)
Waiver of Moral Rights. The Executive irrevocably waives, to the greatest extent permitted by law, all of the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials, and any right to restrict or prevent the modification or use, of any Materials in any way whatsoever. To the extent applicable, the Executive irrevocably transfers to the Company all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)
Assignment of Rights. To the extent that the Executive may own or otherwise acquire any right, title or interest in and to any Materials (including any intellectual property rights in the Materials) during the term of this Agreement and thereafter, the Executive agrees to assign, and hereby irrevocably assigns, all such right, title and interest automatically to the Company, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements, automatically upon the creation, development, making, or conception of same.

(d)
Registrations. The Company will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Company, the Executive shall, both during and after the Executive’s employment with the Company, execute all documents and do all other acts necessary in order to enable the Company to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

15.
Fiduciary and other Obligations

The Executive acknowledges that the obligations contained in Sections 11, 12, 13 and 14 of this Agreement are in addition to any statutory, fiduciary and other common law obligations that the Executive also owes to the Company and its Affiliates, during and after the Term. For greater certainty, nothing contained in this Agreement is a waiver, release or reduction of any statutory, fiduciary or common law obligations owed by the Executive to the Company and its Affiliates.

16.
Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or express overnight courier service or internationally-recognized second-day courier service or email as hereinafter provided. Notice of change of address shall also be governed by this section. Notices shall be deemed to have been duly received (a) when delivered in person if given by hand delivery, (b) when sent by email transmission on a business day to the email address set forth below, if applicable; provided, however, that if a notice is sent by email transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business bay following deposit with an internationally-recognized second-day courier service with proof of receipt maintained. Notices and other communications shall be addressed as follows:

(a)
if to the Executive: Benjamin N.Urban

(b)
if to the Company

DIRTT Environmental Solutions Suite 1000, 6105 Tennyson Pkwy

Plano, TX 65024

Attn: General Counsel

17.
Headings; Construction

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. Any and all Schedules referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Schedules attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

18.
Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings including: (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.

19.
Reasonableness and Enforceability of Restrictions

(a)
The Company shall provide the Executive access to Confidential Information for use only during the Term, and the Executive acknowledges and agrees that the Company and its Affiliates will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company and its Affiliates, and as an express incentive for the Company to enter into this Agreement and employ the Executive hereunder, the Executive has voluntarily agreed to the covenants set forth in Section 11 and Section 12.

(b)
The Executive acknowledges and agrees that all of the restrictions contained in Sections 11, 12, 13, 14 and 15 of this Agreement (including the definition of Business, the definition of Restricted Territory (which fairly reflects the geographic scope of the Business activities carried on by the Company and its Affiliates and the length of the Restricted Period) are reasonable in all respects and necessary to protect the Confidential Information and other legitimate interests of the Company and its Affiliates, and will not unduly restrict the Executive’s ability to secure alternative employment following the termination of the

Executive’s employment for any reason. If any covenant or provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, for any reason, it shall be interpreted to provide the broadest possible restriction permitted by law and will be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

(c)
The Executive acknowledges and agrees the Company and the Affiliate will suffer irreparable harm in the event that the Executive breaches any of its obligations under Sections 11, 12, 13, 14 or 15 of this Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Company and its Affiliates for such a breach. Accordingly, the Executive agrees that in the event of any breach or a threatened breach by the Executive of any of the provisions of this Agreement, the Company and each of its Affiliates shall be entitled to seek, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

(d)
The restrictions and obligations of the Executive under Sections 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement for any reason.

20.
Third-Party Beneficiaries

The Parent and each other Affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of the Executive’s representations, covenants, and obligations under Sections 11, 12, 13, 14 and 15 and shall be entitled to enforce such representations, covenants, and obligations as if a party hereto.

21.
Entire Agreement, Amendment, No Waiver

This Agreement constitutes the entire agreement between the parties hereto and between the Executive and any other Affiliate of the Company regarding the subject matter hereof, and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations (including the offer letter from the Parent to the Executive dated February 21, 2020). There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall the waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.
Assignment

Neither the Executive nor the Company may assign its rights hereunder without the consent of the other party; provided, however, that the Company may assign its rights hereunder without the Executive’s consent to any Affiliate of the Company or to a successor Company which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Company and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

23.
Currency

All amounts in this Agreement are in United States currency unless otherwise specified.

24.
Governing Law; Submission to Jurisdiction

This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Dallas County, Texas. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

25.
Severability

If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

26.
Waiver of Breach

Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

27.
Section 409A

(a)
Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)
To the extent that any right to reimbursement of expenses or payment of any benefit in- kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the Executive’s taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and

(iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)
Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Executive’s death or (ii) the date that is six (6) months after the Termination

Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

28.
Clawback

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company, whether in existence as of the Effective Date or later adopted, pursuant to any such law, government regulation or stock exchange listing requirement).

29.
Counterparts

This Agreement may be signed in counterparts and by facsimile or .pdf electronic mail transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement and have executed this Agreement as of the Effective Date.

DIRTT ENVIRONMENTAL SOLUTIONS, INC.

By: /s/ Ken Sanders

Name: Ken Sanders

Title: Board Chair

/s/ Benjamin Urban

Name: Benjamin Urban